Exhibit 99.2

[Letterhead of U.S. Internal Revenue Service]

Index Number: 367.00-00

Mr. Dennis McKenna	Person to Contact:
President	Tasheaya L. Ellison, ID No. 50-21786
ChipPAC, Inc.	Telephone Number:
47400 Kato Road	(202) 622-3870
Fremont, CA 94538	Refer Reply To:
CC: INTL:BR5-PLR-112485-04
Date: June 14, 2004

Legend

Target	=	ChipPAC, Inc.
	=	A domestic corporation
		EIN 77-0463048

Acquirer	=	ST Assembly Test Services, Ltd.
		A Singapore corporation
		EIN None
Business A	=	Semiconductor Test and Assembly Services
Country A	=	Singapore
Year 1	=	1994
Year 2	=	1995
State A	=	Delaware
Year 3	=	2000
Date 1	=	February 10, 2004
US Sub	=	Camelot Merger, Inc.
		A domestic corporation
X	=	55%
FX	=	Winstek Semiconductor Corporation
		A Taiwan corporation
Y	=	$79,718,000
Z	=	$315,000,000
AA	=	$115,000,000
BB	=	$2,920,000
CC	=	$227,000,000
Date 2	=	January 1, 2001
Date 3	=	January 13, 2004

PLR-112485-04

Dear Mr. McKenna:

This is in response to your letter, dated February 2, 2004, requesting a private letter ruling that based on your representations, the proposed merger of a wholly owned domestic subsidiary of PLR-112485-04 Acquirer, a foreign corporation, with and into Target, a domestic corporation will qualify for an exception to the general rule of section 367(a)(1) of the Internal Revenue Code of 1986, as amended (the Code). Additional information was submitted in letters dated February 19, 2004, April 8, 2004, April 21, 2004, May 5, 2004, and May 7, 2004.

The rulings contained in this letter are based upon information and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. While this office has not verified any of the material submitted in support of the request for rulings, it is subject to verification on examination.

Acquirer is engaged in Business A. Acquirer is a publicly traded company, which has a non-US government as its indirect majority shareholder. Acquirer was incorporated in Year 1 in Country A and began operations in Year 2.

Target is engaged in the same business as Acquirer. Target is a publicly traded company, which has one class of stock issued and outstanding. Target was incorporated in State A in Year 3.

On Date 1, Acquirer and Target entered into an agreement whereby US Sub, a wholly owned domestic subsidiary of Acquirer, will merge with and into Target with Target surviving the merger (the “Merger”). Holders of Target stock, in exchange for their Target shares, will receive American Depository Shares (“ADS”) in Acquirer. Acquirer and Target represent that the Merger will qualify as a reorganization within the meaning of section 368(a) off the Code.

The exchange of Target shares by U.S. persons is subject to section 367(a) of the Code, which provides that where no exception applies, the transfer of appreciated property (including stock) by a U.S. person to a foreign corporation in a transaction that would otherwise qualify as a reorganization exchange is treated as a taxable transfer. In the case of a section 367(a) transaction in which a U.S. person transfers stock to a foreign corporation, the U.S. transferor will qualify for nonrecognition treatment only if the requirements of Treas. Reg. Section 1.367(a)-3(c)(1) are satisfied.

Among the requirements of Treas. Reg. Section 1.367(a)-3(c)(1) is the requirement that the U.S. target company must satisfy the reporting requirements of Treas. Reg. Section 1.367(a)-3(c)(6). Target represents that it will comply with the reporting requirements of Treas. Reg. Section 1.367(a)-3(c)(6). Additionally, a transfer by a U.S. transferor that is a five-percent shareholder of the transferee foreign corporation immediately after the transfer will only qualify for the exception in Treas. Reg. § 1.367(a)-3(c) if the transferor enters into a five-year gain recognition agreement as provided in Treas. Reg. Section 1.367(a)-8.

Among the remaining requirements under Treas. Reg. Section 1.367(a)-3(c)(1) is the requirement that U.S. persons transferring U.S. target stock must receive, in the aggregate, 50-percent or less of both the total voting power and total value of the stock in the transferee foreign corporation (taking into account the attribution rules under section 318 of the Code, as modified by the rules of section 958(b) of the Code). The Taxpayers represent that U.S.

PLR-112485-04

transferors of Target stock will receive, in the aggregate, actually or constructively, 50-percent or less of both the total voting power and total value of all shares of Acquirer stock outstanding after the merger. Another requirement is that U.S. persons who are officers or directors of the U.S. target corporation, or who are: 5-percent shareholders of the U.S. target corporation, must own in the aggregate, 50-percent or less of each of the total voting power and total value of the stock in the transferee foreign corporation (taking into account the attribution rules of section 318 of the Code, as modified by the rules of section 958(b) of the Code). The Taxpayers represent that U.S. persons who are officers, directors or 5-percent target shareholders (as defined in Treas. Reg. Section 1.367(a)-3(c)(5)(iii)) of Target will own, in the aggregate, actually or constructively, 50-percent or less of each of the total voting power and total value of all shares of Acquirer immediately after the Merger.

The active trade or business test of Treas. Reg. Section 1.367(a)-3(c)(3) must be satisfied. The active trade or business test consists of three elements. The first element provides that the transferee foreign corporation (or any qualified subsidiary or qualified partnership as defined under Treas. Reg. Section 1.367(a)-3(c)(5)(vii) and (viii)) must have been engaged in the active conduct of a trade or business outside of the United States, within the meaning of Treas. Reg. Sections 1.367(a)-2T(b)(2) and (3), for the entire 36-month period immediately preceding the exchange of U.S. target stock. Acquirer represents that it or one or more of its “qualified subsidiaries” (as defined in Treas. Reg. Section 1.367(a)-3(c)(5)(vii)) will have been engaged in the active conduct of a trade or business outside the United States (the “Acquiring Business”), within the meaning of Treas. Reg. Sections 1.367(a)-2T(b)(2) and (3), for the entire 36-month period immediately preceding the Merger.

The second element of the active trade or business test provides that at the time of the exchange, neither the transferors nor the transferee foreign corporation (or any qualified subsidiary or qualified partnership engaged in the active trade or business) will have the intention to substantially dispose of or discontinue such trade or business. Target represents that at the time of the Merger, no shareholders of Target (to the knowledge of Target) have any intention to substantially dispose of, or discontinue, the Acquiring Business. Acquiring represents that at the time of the Merger, Acquiring (including its qualified subsidiaries) does not have any intention to substantially dispose of, or discontinue, the Acquiring Business.

The third element of the active trade or business test is the substantiality test as defined in Treas. Reg. Section 1.367(a)-3(c)(3)(iii). Under the substantiality test, the transferee foreign corporation must be equal to or greater in value than the U.S. target corporation at the time of the U.S. target stock exchange (see Treas. Reg. Section 1.367(a)-3(c)(3)(iii)(A)). Pursuant to Treas. Reg. Section 1.367(a)-3(c)(iii)(B)(1) the value of the transferee foreign corporation is reduced by the amount of any asset acquired outside the ordinary course of business by such corporation or any of its qualified subsidiaries or qualified partnerships within the 36-month period preceding the exchange to the extent that (i) at the time of the exchange such asset produces or is held for the production of passive income, as defined in section 1297(b) or (ii) such asset was acquired for the principal purpose of satisfying the substantiality test (commonly referred to as the “stuffing” rule). In addition, pursuant to Treas. Reg. Section 1.367(a)-3(c)(iii)(B)(3) the value of the transferee foreign corporation is reduced by the value of assets received within the 36-month period prior to the acquisition if such assets were owned by the U.S. target company or an affiliate. Acquirer represents that it did not undertake any debt issuance, acquisition, merger or restructuring with the 36 months preceding the Merger for any purpose related to satisfying the substantiality test.

PLR-112485-04

During the 36 months preceding the Merger, Acquirer (i) purchased X % of the stock of FX, a foreign corporation and that ownership interest in FX is worth $Y; (ii) issued $ Z worth of convertible notes; (iii) issued $AA worth of ordinary shares; and (iv) and the employees of Acquirer exercised compensatory options for Acquirer ordinary shares worth $BB.

FX is engaged in the same business as Acquirer and is treated as an integrated element of Acquirer’s business and not a passive investment. Acquirer purchased the FX shares in the ordinary course of business in order to expand its global presence in Business A.

During the prior 36-month period, Acquirer’s capital expenditures exceeded its cash flow from operations by $CC. Acquirer’s issuances of equity and convertible notes were necessary to fund Acquirer’s net capital expenditures, plus its working capital requirements and other commitments during the most recent 36 months and for Acquirer to maintain enough capital to fund future expenditures and/or acquisitions.

Acquirer issued convertible notes, which are convertible to Acquirer ordinary shares subject to certain limitations. The convertible notes were out-of-the-money when issued, have been out-of-the-money at all times since issuance, and are currently out-of-the-money. None of the convertible notes have been converted to equity. Acquirer also represents that as a result of the Merger, none of Acquirer’s currently outstanding debt will be required to be converted.

It is further represented that the compensatory options (both currently outstanding and those exercised between Date 2 and Date 3) were issued to Acquirer’s employees for valid business reasons and in the ordinary course of business.

Based solely on the information submitted and on the representations set forth above, and provided the convertible notes constitute debt not equity, and subject to the caveats below, it is held as follows:

1.	The transfer of Target shares by US persons who are not 5 -percent transferee shareholders (as defined in Treas. Reg. Section 1.367(a)-3(c)(5)(ii)) for ADS of Acquiring will qualify for an exception to section 367(a)(1) under Treas. Reg. Section 1.367(a)-3(c)(1) and (9).

2.	Any U.S. person transferring Target shares who is a 5-percent transferee shareholder (as defined in Treas. Reg. Section 1.367(a)-3(c)(5)(ii)) will qualify for the exception to section 367(a) only upon entering into a 5-year gain recognition agreement pursuant to Treas. Reg. section 1.367(a)-8.

Except as expressly provided herein, no opinion is expressed or implied concerning the tax consequences of any aspect of any transaction or item discussed or referenced in this letter. In particular, no opinion was requested and no opinion is expressed as to whether the Merger qualifies as a reorganization within the meaning of sections 368(a)(l)(B), 368(a)(1)(A) and 368(a)(2)(E) of the Code. No opinion is expressed as to the reporting requirements of U.S. persons exchanging stock under section 6038B and the regulations thereunder.

PLR-112485-04

This ruling is directed only to the taxpayer requesting it. Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent.

It is important that a copy of this letter be attached to the federal income tax return of the taxpayer involved for the taxable year in which the transaction covered by this ruling is consummated.

In accordance with the Power of Attorney on file with this office, a copy of this letter is being sent to your authorized representative.

Sincerely,

/s/ MICHAEL H. FRANKEL
Michael H. Frankel Senior Technical Reviewer Branch 4 Office of Associate Chief Counsel (International)

cc:	Mr. Tan Lay Koon, President, ST Assembly Test Services, Ltd.
Mr. David Kung, Kirkland & Ellis LLP
Mr. Laurence Crouch, Shearman & Sterling LLP